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                                                                   EXHIBIT 10.34

      DESCRIPTION OF CHANGE OF CONTROL ARRANGEMENTS FOR UGI UTILITIES, INC.


CHANGE OF CONTROL ARRANGEMENTS

         Named Executives Employed by UGI Utilities, Inc.. Messrs. Chaney, Barney and Dingman each have an agreement with UGI Utilities (the "Agreement") which provides certain benefits in the event of a change of control of Utilities or of UGI. The Agreements operate independently of the UGI Severance Plan, continue through July 2004, and are automatically extended in one-year increments thereafter unless, prior to a change of control, the Company terminates an Agreement. In the absence of a change of control, each Agreement will terminate when, for any reason, the executive terminates his employment with Utilities or its subsidiaries.

         A change of control is generally deemed to occur if a change of control of UGI, as defined above, occurs or if: (i) UGI and its subsidiaries fail to own more than fifty percent of the combined voting power of the Company's then outstanding voting securities, (ii) the Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50% of the outstanding common stock and the combined voting power, respectively, of the then outstanding voting securities of the surviving or acquiring corporation after the transaction, or (iii) the Company is liquidated or dissolved.

         Upon a change of control, the Agreement provides for an immediate cash payment equal to the market value of any pending target award under Utilities' long-term compensation plan.

         Severance benefits are payable under the Agreements if there is a termination of the executive's employment without cause at any time within three years after a change of control. In addition, following a change of control, the executive may elect to terminate his or her employment without loss of severance benefits in certain specified contingencies, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; the failure of the Company to comply with and satisfy any of the terms of the Agreement; or a substantial relocation or excessive travel requirements.

         An executive who is terminated with rights to severance compensation under an Agreement will be entitled to receive an amount equal to 1.0 or 1.5 times his average total cash remuneration for the preceding five calendar years. If the severance compensation payable under the Agreement, either alone or together with other payments to an executive, would constitute "excess parachute payments," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the executive will also receive an amount to satisfy the executive's additional tax burden.